Exhibit 10.14

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (this "Agreement"), is made and entered into as of January 23rd, 2011 by and between EYES ON THE GO, INC., (the "Buyer"), a corporation formed in Delaware, having an address at 60 Broadway, PH 12, Brooklyn, NY 11211, and FRITZ-MCDONALD CAPITAL, LLC, (the "Seller"), a New Jersey limited liability company, having an address at 5 Cold Hill Road, Suite 20, Mendham, NJ 07945. The Seller and Buyer are referred to individually as a "Party" and collectively as the "Parties." The acquisition of the Purchased Assets by the Buyer and all transactions contemplated by this Agreement are referred to herein as the "Acquisition".

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Purchase Price. It is understood that the Buyer is expecting to complete a reverse merger with Avenue Exchange Corporation sometime before February 15th, 2011. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of (a) the Seller's sale, assignment, conveyance, transfer and delivery of the Purchased Assets to the Buyer and (b) the Seller's agreement to be bound by the restrictive covenant set forth herein, the Buyer will pay or cause to be paid to the Seller a purchase price (the "Purchase Price") consisting of 55 million common shares of Avenue Exchange Corporation to be issued as instructed to Seller and/or its designees.

Registration Rights Agreement. In connection with the sale of the Purchased Assets the Buyer agrees to register all of the 55 million shares of common stock underlying the Purchase Price on a Form S-1 registration statement (the "Registration Statement") to be filed with the Commission within 60 calendar days following the closing date of the Merger and to use best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible, but in no event later than 180 days following the closing of the Merger.

Security Agreement. In connection with the purchase, the Seller hereby grants a security interest in the Purchased Assets until such time as the common shares are registered, after which all liens or claims on the Purchased Assets will be released.

Assets Being Sold and Acquired.

(a) Purchased Assets. Seller hereby sells, assigns, conveys, transfers and delivers to the Buyer, free and clear of all liens, and the Buyer hereby purchases and acquires from the Seller, all of the Seller's right, title and interest in and to all of the assets, properties, rights, causes of action and other claims of every kind and description, wherever situated, tangible or intangible, owned by the Seller, including all of the following: all rights to the name Eyes On The Go, the URL and domain, the logo, the web site and all artwork, the rights to the single demo pilot location, limited to ownership of the systems hardware installed in City Bean Café in Jersey City, NJ, all rights implied within the verbal agreements with Xanboo and Sysco, all intellectual property relating to the Business, including selling and marketing information, brochure, web site content, etc. The assets, rights and properties that the Seller hereby agrees to sell and the Buyer hereby agrees to purchase, as set forth in this Section, are referred to herein as the "Purchased Assets". Buyer does not, and shall not, assume or be deemed to assume any liability, which liabilities the Seller hereby retains and agrees to perform and discharge.

(b) Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Buyer is not acquiring any right, title or interest in or to the following specific assets which are specifically excluded from the Acquisition and the definition of Purchased Assets (collectively, the "Excluded Assets"): (i) any rights that accrue or will accrue to the Seller under this Agreement; (ii) any rights of the Seller to claims existing as of the date hereof for federal, state or local income tax refunds relating to the period prior to the date hereof; (iii) any asserted or unasserted rights or claims that relate to the Excluded Assets or the Excluded Liabilities; and (iv) those assets and/or any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any person or its property under any applicable statute, law, ordinance, rule or regulation of any federal, state, local or other governmental agency or body or of any other type of regulatory body, including, without limitation, those covering bribery, record keeping, anti-discrimination, antitrust, employee benefit, wage and hour, and price and wage control matters.

Liabilities and Obligations. The Buyer shall not assume, pay, perform or otherwise discharge any Liabilities of the Seller as a result of or in connection with the transactions contemplated by this Agreement (whether contractual or otherwise and whether or not disclosed by the Seller). For the avoidance of doubt, the Buyer shall not assume any obligation to pay, perform or otherwise discharge the following Liabilities, all of which are retained by the Seller (the "Excluded Liabilities"): all liabilities of the Seller not specifically assumed hereunder.

Allocation of Purchase Price. The Buyer and the Seller hereby agree, upon the allocation of the Purchase Price among the Purchased Assets consistent with Section 1060 of the Internal Revenue Code of 1986, as amended. Each of the Buyer and the Seller agree (a) to file IRS Form 8594, and all federal, state, local and foreign tax returns, in accordance with any such agreed upon allocation, (b) to provide the other promptly with any information required to complete Form 8594, and (c) not to take any position in any tax return, tax proceeding or audit that is inconsistent with such allocation.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

As a material inducement to the Buyer's execution and delivery of this Agreement and the consummation of the Acquisition, the Seller represents and warrants to the Buyer as follows:

Organization and Good Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite limited liability company power and authority to complete this sale.

Authority; Ownership The Seller has the limited liability company power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby, and the Seller has taken all actions necessary to secure all approvals required to be secured by it in connection therewith. The Seller's execution, delivery and performance of this Agreement have been duly authorized by all necessary limited liability company action. This Agreement will be duly and validly executed and delivered by the Seller and constitutes, or will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

Validity of Contemplated Transactions. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) contravene or violate the charter or organizational documents (i.e., operating agreement) of the Seller; (ii) result in a Default (without giving effect to any materiality standards set forth in such definition) under, or require the consent or approval of any party to, any Contract relating to the Business or the Purchased Assets or to which the Seller; (iii) require the Seller to obtain any permit, authorization or approval from, give notice to or make any filing with, any governmental authority; (iv) result in the creation or imposition of any liens upon the Business or any of the Purchased Assets; or (v) constitute a violation of any judgment, decree, order or decision of any federal, state or local court, governmental agency or authority or arbitrating body that is binding on any Person or its property under applicable Regulation applicable to the Business, the Purchased Assets or the Seller.

Third-Party Options. There are no existing Contracts with, or rights in, any third party to acquire any of the Purchased Assets.

Title to and Condition of Personal Property. Seller owns outright and has good and marketable title to all of the Purchased Assets. All equipment, models and all other tangible assets and properties that are part of the Purchased Assets are useable in the ordinary course of the Business consistent with past practice and, to the seller's knowledge, conform to all applicable Regulations relating to their construction, use and operation.

Brokers. None of Seller or its members, nor any of Seller's affiliates, has employed any broker, finder or agent with respect to the Acquisition or knows of any basis upon which any third party could claim any broker's, finder's, agent's or similar fee with respect thereto from the Seller. The Buyer has not employed any broker, finder or agent with respect to the consummation of the transactions contemplated by this Agreement and does not know of any basis on which any third party could claim any broker's, finder's, agent's or similar fee with respect thereto from the Buyer.

COVENANTS OF THE PARTIES

Confidentiality. The Seller acknowledges that it has had access to Confidential Information with respect to the Business. For purposes hereof, "Confidential Information" includes, but is not limited to, the following information relating to the Business: (1) information relating to business and marketing plans; (2) past, present and prospective customer identities, lists, and credit information; (3) financial information. The Seller acknowledges that such Confidential Information is a valuable and unique asset and covenants not to use any such Confidential Information for its benefit or to disclose any such Confidential Information to any person for any reason whatsoever without the prior written consent of the Buyer; provided, however, that the Seller may make such disclosures of Confidential Information as are required under applicable law and legal process or securities exchange listing requirements, in each case as long as the Seller: (i) provides reasonable advance notice of such requirement to the Buyer so that the Buyer may seek a protective order or other appropriate remedy; (ii) reasonably cooperates with the Buyer tp obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information, and (iii) discloses only such information as the Seller is advised by legal counsel that it is legally required to disclose. The Parties acknowledge and agree that the restrictions set forth in this Section shall survive the Closing indefinitely.

Remedies for Breach. Each Party acknowledges that (i) the provisions of this section are reasonable and necessary to protect the legitimate interests of each Party, that any violation of this section will result in irreparable injury to the applicable Party and that damages at law would not be reasonable or adequate compensation to the applicable Party for a violation, and (ii) in addition to all other remedies available at law or in equity, each Party shall be entitled to have the provisions of this section specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security. If the provisions of this section should ever be deemed to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time, geographic or other limitations permitted by law. If there is a breach, the period specified in such section or sections shall abate during the time of such violation and shall not continue to run until such violation has been fully and finally cured.

MISCELLANEOUS

Payment of Expenses and Taxes. Each of the Buyer and the Seller shall pay all legal, accounting and other fees and expenses it or they incur in connection with the preparation of this Agreement and the consummation of the Acquisition.

Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK EXCLUSIVE OF ANY CONFLICT OF LAWS PROVISIONS THEREOF. EACH PARTY AGREES THAT ANY AND ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE COMMENCED AND PROSECUTED EXCLUSIVELY IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK AND APPELLATE COURTS THEREFROM AND EACH PARTY IRREVOCABLE WAIVES ANY RIGHT TO OBJECT TO SUCH VENUE.

Entire Agreement; Amendments. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof. Any prior agreements or understandings among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement may not be amended or modified except by a written instrument duly executed by each of the parties which states that it constitutes an amendment or modification to this Agreement and specifies the provision(s) that are being amended or modified.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute but one and the same instrument. This Agreement shall become binding only when each party hereto has executed and delivered to the other parties in person or via facsimile one or more counterparts.

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IN WITNESS WHEREOF, each of the Parties has duly executed this Asset Purchase and Sale Agreement on the date first written above.

THE BUYER:

Eyes on the Go, Inc.

By:	/s/ Christopher Carey
Christopher Carey
Chief Executive Officer

THE SELLER:

Fritz-McDonald Capital, LLC

By:	/s/ Stephen Sepaniak
Stephen Sepaniak President